Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Enveric Biosciences, Inc. on Form S-1 (File No. 333-281934), Form S-3 (File No. 333-276473) and Form S-8 (File No.’s 333-269330 and 333-286066) of our report dated March 28, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Enveric Biosciences, Inc. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

March 28, 2025